TANDYCRAFTS, INC. REPORTS THIRD QUARTER,
                               NINE MONTHS RESULTS


Fort Worth, Texas. April 19, 1996 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today results for its fiscal third quarter and the nine months ended March 31, 1996.

     For the three months ended March 31, 1996, net sales were $53,556,000, a 2.4% decrease compared to the $54,891,000 reported for the comparable period of the prior year. Net income was $364,000, or $0.03 per share compared to a net loss of $1,056,000 or $0.09 per share for the same quarter of fiscal 1995. Excluding the results of operations to be divested as part of the Company's strategic restructuring program, net sales for the quarter were $46,620,000, a 5.1% increase over the $44,367,000 reported for the same operations last year.

     Total retail sales for the quarter increased 7.2% when compared to the same period in fiscal 1995. Manufacturing sales for the quarter decreased 12.0% when compared to the same period last year.

     For the nine months ended March 31, 1996, net sales were $190,252,000, a 2.9% decrease compared to the $196,022,000 reported for the comparable period of the prior year. The net loss for the nine months ended March 31, 1996 was $12,006,000, or $1.01 per share as compared to net income of $5,095,000, or $0.45 per share for the corresponding period of the prior fiscal year. The Company's earnings for the nine-month period reflect a $12.6 million charge, net of income taxes, associated with the strategic restructuring program recorded in December 1995.

     In commenting on the strategic restructuring program, the Company stated that it is moving ahead aggressively and expects the actions contemplated in the plan to be substantially completed by year-end.

     Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Discount Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions:
Frames and Framed Art and Tandy Wholesale International ("TWI").


                                (Table to follow)



                                   Three Months Ended           Nine Months Ended
                                 ----------------------     ------------------------
                                  March 31,    March 31,     March 31,     March 31,
                                    1996         1995          1996          1995
                                 ---------    ---------     ----------    ----------


Net sales                        $  53,556    $  54,891     $  190,252    $  196,022

Operating costs and expenses:
 Cost of goods sold                 32,834       33,160        119,532       117,534
 Selling, general and
   administrative                   18,186       20,902         62,362        63,790
 Restructuring charge                 (501)           -         18,317             -
 Depreciation and
   amortization                      1,482        1,465          4,722         4,021
                                 ---------    ---------     ----------    ----------
   Total operating costs
     and expenses                   52,001       55,527        204,933       185,345
                                 ---------    ---------     ----------    ----------

Operating income (loss)              1,555         (636)       (14,681)       10,677
Interest expense, net                  996        1,001          3,198         2,777
                                 ---------    ---------     ----------    ----------

Income (loss) before
 income taxes                          559       (1,637)       (17,879)        7,900
Provision for income taxes             195         (581)        (5,873)        2,805
                                 ---------    ---------     ----------    ----------

   Net income                    $     364    $  (1,056)    $  (12,006)   $    5,095
                                 =========    =========     ==========    ==========

Net income (loss) per share      $     .03    $   (0.09)    $    (1.01)   $     0.45
                                 =========    =========     ==========    ==========

Weighted average common and
 common equivalent shares           12,109       11,500         11,937        11,366
                                    ======       ======         ======        ======

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